EXHIBIT 5.1

                                                             Ref :

                                                             Date: July 21, 2004




B.O.S Better Online Solutions Ltd.
Beit Rabin, 100 BOS Road
Teradyon Industrial Park
MISGAV, 20179, ISRAEL

Ladies and Gentlemen:

We have acted as Israeli counsel to B.O.S Better Online Solutions Ltd., an Israeli company (the "Company"), in connection with the Registration Statement on Form F-3 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the resale from time to time by the selling shareholders identified therein of up to 1,190,228 ordinary shares of the Company, par value NIS 4.00 per share ("Ordinary Shares") as follows: (i) up to 357,143 Ordinary Shares currently held by two selling shareholders (the "Outstanding Shares"); and (ii) up to 833,085 Ordinary Shares issuable upon conversion of a secured convertible term Note (the "Note") and upon exercise of a warrant (the "Warrant") held by a certain selling shareholder (the "Underlying Shares").

In so acting, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied, without independent investigation, upon statements and certificates or comparable documents of officers and representatives of the Company and upon certificates of public officials. We have considered such questions of Israeli law as we have deemed necessary for the purpose of rendering this opinion.

We are members of the Bar of the State of Israel and, in rendering our opinion, we do not pass (expressly or by implication) on the laws of any jurisdiction other than the State of Israel. Our opinion relates only to Israeli laws. In addition, we render no opinion in relation to any representation made or given in the Registration Statement.

Based upon the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable and (ii) the Underlying Shares, have been duly authorized and upon conversion of the Note in accordance with its terms and exercise of the Warrant in accordance with its terms, shall be validly issued, fully paid and nonassessable.

This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the captions "Validity of Securities" and "Enforceability of Civil Liabilities" in the related Prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933, as amended.





                                          Very truly yours,

                             /S/ Amit, Pollak, Matalon & Ben-Naftali, EREZ & CO.
                             -------------------------------------------------
                             AMIT, POLLAK, MATALON & BEN-NAFTALI, EREZ & CO.